Exhibit 770
Kemper Growth Fund
Form N-SAR for the period ended 9/30/97
File No. 811-1365

Offering Date: 12/12/96
Description of Security: United States Filter Corp.
Total Amount of Underwriting: 11,000,000 Shares
Name of Fund: Kemper Growth Fund
Amount Purchased: 156,000 Shares
Affiliate That Participated in Underwriting: Gruntal and Co. Amount Purchased 4% Limit (1): 2.9%
Amount Purchased 3% Limit (2): 0.2%
Purchased From: Donaldson, Lufkin & Jenrette Securities Corp. Underwriting syndicates members: Donaldson, Lufkin & Jenrette Securities Corp., Deutsche Morgan Grenfell Inc., NatWest Securities Limited, Salomon Brothers Inc., Smith Barney Inc., ABN Amro Securities Inc., Alex. Brown & Sons Inc., Dean Witter Reynolds Inc., Merrill Lynch & Co., Morgan Stanley & Co., Inc., Oppenheimer & Co., Inc., PaineWebber Inc., Paribas Corp., First Analysis Securities Corp., Robert W. Baird & Co., Inc., Cleary Gull Reiland & McDevitt Inc., Crowell, Weedon & Co., First Albany Corp., First of Michigan Corp., Janney Montgomery Scott Inc., Jensen Securities Co., McDonald & Company Securities, Inc., Monness Crespi Hardt & Co. Inc., Pennsylvania Merchant Group Ltd., Raymond James & Associates, Inc., Sanders Morris Mundy Inc., Tucker Anthony Inc., Van Kasper & Co., Wedbush Morgan Securities.


(1) The amount purchased may not be greater than 4% of the total principal amount of an issue. Percentage applies to all Funds purchasing shares.

(2) The amount purchased may not be greater than 3% of the Funds total assets.